Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES SUCCESSFUL REPRICING

Columbus, Ohio, December 1, 2017. Installed Building Products, Inc. (the “Company”) (NYSE: IBP), an industry-leading installer of insulation products, announced today that the Company has successfully repriced its existing seven-year $299 million Term Loan B facility.

The $299 million Term Loan B facility matures in 2024, has no financial maintenance covenants, and is rated BB by S&P Global Ratings and B1 by Moody’s Investors Service. With the successful repricing the spread has been reduced 50 basis points to a spread of LIBOR plus 250 basis points with a LIBOR floor of one percent. The repricing will be leverage neutral and allow IBP to reduce its annual interest payments by approximately $1.5 million. In addition, the capital expenditure covenant of the Term Loan B facility was increased from $50 million to $100 million, which provides IBP with greater flexibility to support growth.

Additional details may be found in the Form 8-K filed today with the Securities and Exchange Commission.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest insulation installers for the residential new construction market and is also a diversified installer of complementary building products, including waterproofing, fire-stopping and fireproofing, garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to our financial model and flexibility, demand for our services, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions, our ability to improve sales and profitability, and expectations for demand for our services and our earnings for the remainder of 2017. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net